Exhibit 99.1

Ceva, Inc. Announces First Quarter 2024 Financial Results

●	Royalty revenue of $10.7 million, up 33% year-over-year, generated from 371 million shipped units, up 25% year-over-year
●	11 license agreements concluded in the quarter, across all key target markets, including strategic deals for next-generation Wi-Fi 7 and Bluetooth 6 IPs

ROCKVILLE, MD., May 9, 2024 – Ceva, Inc. (NASDAQ: CEVA), the leading licensor of silicon and software IP that enables Smart Edge devices to connect, sense and infer data more reliably and efficiently, today announced its financial results for the first quarter ended March 31, 2024. Financial results for the first quarter ended March 31, 2023, reflect Ceva’s continuing operations only, with the Intrinsix business reflected as a discontinued operation, unless otherwise noted.

Operational Highlights:

●	Introduced new Wi-Fi 7 platform for high-end consumer and industrial IoT
●	Introduced new low power Ultra-Wideband (UWB) IP for consumer and industrial IoT
●	Expanded Ceva-NeuPro-M NPU AI ecosystem with new partnerships for automotive and edge AI
●	Announced strategic partnership with India's No. 1 audio and wearable brand, boAt for wireless audio
●	Partnered with THX to bring premium spatial audio to hearables, consumer and mobile products
●	Collaborated with Arm through Arm Total Design to accelerate development of end-to-end 5G SoCs for Infrastructure and NTN Satellites

Total revenue for the first quarter of 2024 was $22.1 million, compared to $26.3 million reported for the first quarter of 2023. Licensing and related revenue for the first quarter of 2024 was $11.4 million, compared to $18.2 million reported for the same quarter a year ago. Royalty revenue for the first quarter of 2024 was $10.7 million, compared to $8.0 million reported for the first quarter of 2023.

Amir Panush, Chief Executive Officer of Ceva, commented: “Our first quarter results reflect solid trends across our business. We achieved year-over-year growth of 33% in royalty revenue and 25% in volume shipments, which increased across every end market we serve. Licensing revenue for the first quarter included strategic early-adopter deals with lead customers for our Bluetooth 6 and Wi-Fi 7 IPs, but overall was lower than anticipated as some deals expected to close in the first quarter were delayed. We have already concluded one of these deals early in the second quarter, a significant agreement with a strategic customer for a next-generation IP in development, and expect others to be executed in the remainder of the year. Overall, I am very encouraged by our diversified licensing pipeline and demand for our next-generation IPs, and I am confident we can reach our total revenue target for the year.”

During the quarter, eleven IP licensing agreements were concluded, targeting a wide range of end markets and applications, including Bluetooth 5 connectivity for wearables and industrial IoT, Bluetooth 6 for wireless audio, Wi-Fi 6, Wi-Fi 7 and UWB for smart edge consumer devices, 5G RedCap for consumer and industrial devices, 5G V2X modems for automotive, and audio for smartphones. Two of the deals signed were with first-time customers.

GAAP gross margin for the first quarter of 2024 was 89%, as compared to 87% in the first quarter of 2023. GAAP operating loss for the first quarter of 2024 was $5.0 million, as compared to a GAAP operating loss of $2.6 million for the same period in 2023. GAAP net loss for the first quarter of 2024 was $5.4 million, as compared to a GAAP net loss of $2.7 million reported for the same period in 2023. GAAP diluted loss per share for the first quarter of 2024 was $0.23, as compared to GAAP diluted loss per share of $0.12 for the same period in 2023.

GAAP net loss with the discontinued operation for the first quarter of 2023 was $4.9 million. GAAP diluted loss per share with the discontinued operation for the first quarter of 2023 was $0.21.

Non-GAAP gross margin for the first quarter of 2024 was 90%, as compared to 88% for the same period in 2023. Non-GAAP operating loss for the first quarter of 2024 was $0.8 million, as compared to non-GAAP operating income of $1.2 million reported for the first quarter of 2023. Non-GAAP net loss and diluted loss per share for the first quarter of 2024 were $1.3 million and $0.05, respectively, compared with non-GAAP net income and diluted income per share of $1.2 million and $0.05, respectively, reported for the first quarter of 2023.

Non-GAAP net income including the discontinued operation for the first quarter of 2023 was $0.1 million. Non-GAAP diluted income per share including the discontinued operation for the first quarter of 2023 was $0.00.

Yaniv Arieli, Chief Financial Officer of Ceva, stated: “While we saw a shortfall in licensing revenue in the first quarter, we have managed to build a healthy backlog which will benefit us in the second quarter. We continue to monitor our expenses closely and look for ways to further improve our operating efficiency. At the end of the quarter, our cash and cash equivalent balances, marketable securities and bank deposits were approximately $159 million, and we remain well positioned to pursue opportunities to enhance our product offerings, expand our addressable markets and accelerate our growth.”

Ceva Conference Call

On May 9, 2024, Ceva management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

●	U.S. Participants: Dial 1-844-435-0316 (Access Code: Ceva)
●	International Participants: Dial +1-412-317-6365 (Access Code: Ceva)

The conference call will also be available live via webcast at the following link: https://app.webinar.net/L8QP0XRjm5A. Please go to the web site at least fifteen minutes prior to the call to register.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 9691632) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on May 16, 2024. The replay will also be available at Ceva's web site www.ceva-ip.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of Ceva to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding the benefits of Ceva’s deal backlog for the second quarter and potential execution of license deals later in the year, Ceva’s ability to reach total revenue target for the remainder of the year, and Ceva’s positioning to pursue opportunities to enhance our product offerings, expand our addressable markets and accelerate our growth. The risks, uncertainties and assumptions that could cause differing Ceva results include: the effect of intense industry competition; the ability of Ceva's technologies and products incorporating Ceva's technologies to achieve market acceptance; Ceva's ability to meet changing needs of end-users and evolving market demands; the cyclical nature of and general economic conditions in the semiconductor industry; Ceva's ability to diversify its royalty streams and license revenues; Ceva's ability to continue to generate significant revenues from the handset baseband market and to penetrate new markets; instability and disruptions related to the ongoing Israel-Gaza conflict; and general market conditions and other risks relating to Ceva's business, including, but not limited to, those that are described from time to time in our SEC filings. Ceva assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Non-GAAP Financial Measures

Non-GAAP gross margin for the first quarter of 2024 excluded: (a) equity-based compensation expenses of $0.2 million and (b) amortization of acquired intangibles of $0.1 million. Non-GAAP gross margin for the first quarter of 2023 excluded: (a) equity-based compensation expenses of $0.2 million and (b) amortization of acquired intangibles of $0.1 million.

Non-GAAP operating loss for the first quarter of 2024 excluded: (a) equity-based compensation expenses of $3.6 million, (b) the impact of the amortization of acquired intangibles of $0.3 million, and (c) $0.3 million of costs associated with business acquisitions. Non-GAAP operating income for the first quarter of 2023 excluded: (a) equity-based compensation expenses of $3.6 million and (b) the impact of the amortization of acquired intangibles of $0.2 million.

Non-GAAP net loss and diluted loss per share for the first quarter of 2024 excluded: (a) equity-based compensation expenses of $3.6 million, (b) the impact of the amortization of acquired intangibles of $0.3 million, (c) $0.3 million of costs associated with business acquisitions and (d) $0.1 million loss associated with the remeasurement of marketable equity securities. Non-GAAP net income and diluted earnings per share for the first quarter of 2023 excluded: (a) equity-based compensation expenses of $3.6 million, (b) the impact of the amortization of acquired intangibles of $0.2 million, and (c) $0.1 million loss associated with the remeasurement of marketable equity securities.

Non-GAAP net loss including the discontinued operation and diluted earnings per share including the discontinued operation for the first quarter of 2023 excluded: (a) equity-based compensation expenses of $3.6 million, (b) the impact of the amortization of acquired intangibles of $0.2 million, (c) $0.1 million loss associated with the remeasurement of marketable equity securities and (d) $1.1 million loss associated with discontinued operations.

About Ceva, Inc.

At Ceva, we are passionate about bringing new levels of innovation to the smart edge. Our wireless communications, sensing and Edge AI technologies are at the heart of some of today’s most advanced smart edge products. From Bluetooth connectivity, Wi-Fi, UWB and 5G platform IP for ubiquitous, robust communications, to scalable Edge AI NPU IPs, sensor fusion processors and embedded application software that make devices smarter, we have the broadest portfolio of IP to connect, sense and infer data more reliably and efficiently. We deliver differentiated solutions that combine outstanding performance at ultra-low power within a very small silicon footprint. Our goal is simple – to deliver the silicon and software IP to enable a smarter, safer, and more interconnected world. This philosophy is in practice today, with Ceva powering more than 17 billion of the world’s most innovative smart edge products from AI-infused smartwatches, IoT devices and wearables to autonomous vehicles and 5G mobile networks.

Our headquarters are in Rockville, Maryland with a global customer base supported by operations worldwide. Our employees are among the leading experts in their areas of specialty, consistently solving the most complex design challenges, enabling our customers to bring innovative smart edge products to market.

Ceva is a sustainability- and environmentally-conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At Ceva, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Ceva: Powering the Smart Edge™

Visit us at www.ceva-ip.com and follow us on LinkedIn, X, YouTube, Facebook, and Instagram.

For more information, contact:

Yaniv Arieli Ceva, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-ip.com	Richard Kingston Ceva, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-ip.com

Ceva, Inc. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF LOSS – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended
	March 31,
	2024	2023
	Unaudited	Unaudited
Revenues:
Licensing and related revenues	$11,414	$18,248
Royalties	10,658	8,014

Total revenues	22,072	26,262

Cost of revenues	2,503	3,508

Gross profit	19,569	22,754

Operating expenses:
Research and development, net	17,991	18,674
Sales and marketing	2,816	2,719
General and administrative	3,572	3,827
Amortization of intangible assets	150	154
Total operating expenses	24,529	25,374

Operating loss	(4,960)	(2,620)
Financial income, net	1,257	1,455
Remeasurement of marketable equity securities	(60)	(117)

Loss before taxes on income	(3,763)	(1,282)
Taxes on Income	1,685	1,417

Net loss from continuing operation	(5,448)	(2,699)
Discontinued operation	-	(2,173)
Net loss	$(5,448)	$(4,872)

Basic and diluted net loss per share:
Continuing operation	(0.23)	(0.12)
Discontinued operation	-	(0.09)
Basic and diluted net loss per share	$(0.23)	$(0.21)

Weighted-average shares used to compute net loss per share (in thousands):
Basic	23,508	23,334
Diluted	23,508	23,334

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended
	March 31,
	2024	2023
	Unaudited	Unaudited
GAAP net loss	$(5,448)	$(4,872)
Equity-based compensation expense included in cost of revenues	203	206
Equity-based compensation expense included in research and development expenses	2,007	2,102
Equity-based compensation expense included in sales and marketing expenses	365	378
Equity-based compensation expense included in general and administrative expenses	996	866
Amortization of intangible assets	278	224
Costs associated with business acquisition	280	-
loss associated with the remeasurement of marketable equity securities.	60	117
Non-GAAP from discontinued operation	-	1,086
Non-GAAP net income (loss)	$(1,259)	$107
GAAP weighted-average number of Common Stock used in computation of diluted net loss and loss per share (in thousands)	23,508	23,334
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	-	1,021
Weighted-average number of Common Stock used in computation of diluted net income (loss) per share, excluding the above (in thousands)	23,508	24,355

GAAP diluted loss per share	$(0.23)	$(0.21)
Equity-based compensation expense	$0.15	$0.15
Amortization of intangible assets	$0.01	$0.01
Costs associated with business acquisition	$0.01	-
Income associated with the remeasurement of marketable equity securities.	$0.01	$0.01
Non-GAAP from discontinued operation	-	$0.04
Non-GAAP diluted income (loss) per share	$(0.05)	$0.00

	Three months ended
	March 31,
	2024	2023
	Unaudited	Unaudited
GAAP Operating loss	$(4,960)	$(2,620)
Equity-based compensation expense included in cost of revenues	203	206
Equity-based compensation expense included in research and development expenses	2,007	2,102
Equity-based compensation expense included in sales and marketing expenses	365	378
Equity-based compensation expense included in general and administrative expenses	996	866
Amortization of intangible assets	278	224
Costs associated with business acquisition	280	-
Total non-GAAP Operating Income (loss)	$(831)	$1,156

	Three months ended
	March 31,
	2024	2023
	Unaudited	Unaudited

GAAP Gross Profit	$19,569	$22,754
GAAP Gross Margin	89%	87%

Equity-based compensation expense included in cost of revenues	203	206
Amortization of intangible assets	128	70
Total Non-GAAP Gross profit	19,900	23,030
Non-GAAP Gross Margin	90%	88%

Ceva, Inc. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	March 31,	December 31,
	2024	2023 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$21,222	$23,287
Marketable securities and short-term bank deposits	137,532	143,251
Trade receivables, net	14,052	8,433
Unbilled receivables	19,583	21,874
Prepaid expenses and other current assets	13,378	12,526
Total current assets	205,767	209,371
Long-term assets:
Severance pay fund	6,897	7,070
Deferred tax assets, net	1,239	1,609
Property and equipment, net	7,157	6,732
Operating lease right-of-use assets	6,704	6,978
Investment in marketable equity securities	346	406
Goodwill	58,308	58,308
Intangible assets, net	2,689	2,967
Other long-term assets	12,332	10,644
Total assets	$301,439	$304,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$1,804	$1,154
Deferred revenues	2,479	3,018
Accrued expenses and other payables	19,838	20,202
Operating lease liabilities	2,634	2,513
Total current liabilities	26,755	26,887
Long-term liabilities:
Accrued severance pay	7,339	7,524
Operating lease liabilities	3,525	3,943
Other accrued liabilities	1,471	1,390
Total liabilities	39,090	39,744
Stockholders’ equity:
Common stock	24	23
Additional paid in-capital	252,927	252,100
Treasury stock	(2,528)	(5,620)
Accumulated other comprehensive loss	(2,720)	(2,329)
Retained earnings	14,646	20,167
Total stockholders’ equity	262,349	264,341
Total liabilities and stockholders’ equity	$301,439	$304,085

(*) Derived from audited financial statements.